EXHIBIT 5.1

ANTHONY L.G., PLLC

laura aNTHONy, esq.

GEOFFREY ASHBURNE, ESQ.*

JOHN CACOMANOLIS, ESQ.**

CHAD FRIEND, ESQ., LLM

SVETLANA ROVENSKAYA, ESQ.***

OF COUNSEL:

MICHAEL R. GEROE, ESQ.****

CRAIG D. LINDER, ESQ.*****

PETER P. LINDLEY, ESQ., CPA, MBA

PHILIP MAGRI, ESQ.******

STUART REED, ESQ.

MARC S. WOOLF, ESQ.

www.ANTHONYPLLC.com WWW.SECURITIESLAWBLOG.COM WWW.LAWCAST.COM DIRECT E-MAIL: LANTHONY@ANTHONYPLLC.COM

*licensed in CA

**licensed in FL and NY

***licensed in NY and NJ

****licensed in D.C., CA, NY and MO

*****licensed in FL, CA and NY

******licensed in FL and NY

October 5, 2020

Simplicity Esports and Gaming Company

7000 W. Palmetto Park Rd., Suite 505

Boca Raton, Florida 33433

Re: Simplicity Esports and Gaming Company Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-228906)

Ladies and Gentlemen:

We are acting as counsel to Simplicity Esports and Gaming Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, filed on December 19, 2018, with the File No. 333-228906, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 6,449,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the exercise of certain outstanding warrants of the Company, 6,203,969 shares of Common Stock, and 261,500 of certain outstanding warrants to purchase shares Common Stock (collectively, the “Securities”).

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that the Securities, when issued, delivered and, in the case of Common Stock to be issued upon the exercise of warrants, paid for in accordance with the terms of the applicable warrant, are or will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Delaware.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Delaware; and (b) the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

625 N. FLAGLER DRIVE, SUITE 600 ● WEST PALM BEACH, FLORIDA ● 33401 ● PHONE: 561-514-0936 ● FAX 561-514-0832